Exhibit 23.3.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2017 except for the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is June 13, 2017 relating to the financial statements and financial statement schedules, which appears in Athene Holding Ltd.’s Current Report on Form 8-K dated June 13, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Des Moines, Iowa

January 3, 2018